QuickLinks -- Click here to rapidly navigate through this document

Exhibit 4.6

INTERCREDITOR AGREEMENT

        THIS INTERCREDITOR AGREEMENT (this "Agreement"), dated as of the 15th day of July, 2002, by and among Oregon Steel Mills, Inc., a Delaware corporation (the "Company"), U.S. Bank National Association, in its capacity as trustee, for itself and on behalf of the "Noteholders" from time to time party to the "Indenture" as those terms are defined below (together with any successor thereto under the Indenture (provided that such successor shall be bound by the terms hereof), the "Trustee"), and Textron Financial Corporation, a Delaware corporation ("Textron"), in its capacity as agent for itself and any other "Revolver Lender" from time to time party to the "Revolver Credit Agreement" as those terms are defined below.

R E C I T A L S

        A.    The Company, the Note Guarantors (as defined below) and the Trustee are entering into that certain Indenture (as defined below), pursuant to which the Company shall issue to the Noteholders the aggregate principal amount of $305,000,000 10% First Mortgage Notes due 2009 (the "Notes");

        B.    The Company has entered into the Revolver Credit Agreement (as defined below), pursuant to which the Revolver Lenders have made available to the Company a revolving credit facility in the aggregate amount up to $75,000,000;

        C.    The obligations of the Company and the Note Guarantors under the Indenture are secured by mortgages, liens and security interests in substantially all of the Company's and the Note Guarantors' real property, plant and equipment and certain other assets, all as more specifically set forth in the Indenture and the other Note Documents (as defined below);

        D.    The obligations of the Company under the Revolver Credit Agreement are secured by inventory, receivables and all assets relating thereto, as more specifically set forth in the Revolver Credit Agreement and the other Revolver Credit Documents (as defined below); and

        E.    The Company, CF&I, New CF&I, CWR, the Revolver Agent (as defined below) and the Trustee wish to enter into this Agreement setting forth certain agreements among them in respect of their respective rights and the respective rights of the Revolver Lenders and Revolver Agent, and the Noteholders and the Trustee, with respect to the Revolver Collateral and the Note Collateral.

A G R E E M E N T

        In consideration of the premises and the mutual covenants and conditions herein contained, the Trustee, for itself and on behalf of the Noteholders, and the Revolver Agent, for itself and on behalf of the Revolver Lenders, intending to be legally bound, agree as follows:

        1.    Definitions.    In addition to those terms elsewhere expressly defined in this Agreement, as used herein, the following terms shall be defined as set forth below:

        "Business Day" means any day that is not a Saturday, a Sunday, a day on which banks are required or authorized to be closed in the State of New York or a day on which the Revolver Agent or the Trustee is closed for business.

        "Camrose Parties" means Camrose Pipe Corporation, a Delaware corporation, Canadian National Steel Company, an Alberta, Canada corporation, and Camrose Pipe Company, a Canadian general partnership.

        "CF&I" means CF&I Steel, L.P., a Delaware limited partnership.

        "CF&I Security Agreements" means (i) the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of July 15, 2002, from CF&I, as grantor, to The Public Trustee of Pueblo County, as trustee, for the benefit of the Trustee, as beneficiary, (ii) the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of July 15,

2002, from CF&I, as grantor, to The Public Trustee of Fremont County, as trustee, for the benefit of the Trustee, as beneficiary, (iii) Assignment of Rents and Leases, dated as of July 15, 2002, by CF&I for the benefit of the Trustee, (iv) the Security Agreement, dated as of July 15, 2002, by CF&I, as grantor, in favor of the Trustee and (v) in each case, any and all fixture filings and other filings related thereto.

        "Collateral" means, collectively, the Revolver Collateral and the Note Collateral.

        "Company" has the meaning set forth in the Recitals.

        "CWR" means Colorado and Wyoming Railway Company, a Delaware corporation.

        "Disposition" means the sale, assignment, transfer, lease, conveyance or other disposition by the Company or any of its Domestic Subsidiaries of any OSM Property, including, without limitation, an involuntary disposition as a result of a casualty or condemnation.

        "Domestic Subsidiaries" means any Subsidiary organized or formed in any state of the United States or in the District of Columbia, excluding Camrose, LSI and Oregon Feralloy.

        "General Intangibles" means any "general intangibles," as such term is defined in the UCC.

        "Governmental Agency" means (a) any international, foreign, federal, state, county or municipal government, or political subdivision thereof, (b) any governmental agency, authority, board, bureau, commission, department or instrumentality, (c) any court or administrative tribunal, (d) any non- governmental agency or entity that is vested by a governmental agency with applicable jurisdiction over a Person, or (e) any arbitration tribunal or other non-governmental authority to whose jurisdiction a Person has given its general consent.

        "Indenture" means (a) the Indenture, dated as of July 15, 2002, among the Company, the Note Guarantors and the Trustee, as such agreement may be amended, amended and restated, renewed, extended, restructured, supplemented, or otherwise modified from time to time; and (b) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing the Indenture, or any other agreement deemed an Indenture under clause (a) or (b) hereof, whether or not with the same agent, trustee, representative lenders or holders and, subject to the provisions of the next succeeding sentence, irrespective of any change in the terms and conditions thereof; provided, that any such agreement, document or instrument effecting any such refunding or replacement expressly provides that it is deemed to be the "Indenture" hereunder and that the noteholders thereunder and their trustee(s), if any, shall be bound by the terms hereof. Without limiting the generality of the foregoing, the term "Indenture" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any issuance of Notes and all refundings and replacements of any issuance of notes including any agreement (i) extending the maturity of any Note Obligations; (ii) adding or deleting issuers, borrowers or guarantors thereunder; (iii) increasing the amount of Note Obligations incurred thereunder or available to be issued thereunder; or (iv) otherwise altering the terms and conditions thereof; provided, that any such agreement, document or instrument effecting any such refunding or replacement expressly provides that it is deemed to be the "Indenture" hereunder.

        "Law" means, when used in connection with any Person, collectively, all international, foreign, federal, state and local statutes, treaties, rules, regulations, standards, guidelines, ordinances, codes, orders and judgments (or any official interpretation of any of the foregoing) issued by any Governmental Agency applicable to that Person.

        "Lien" means any mortgage, deed of trust, deed to secure debt, pledge, hypothecation, assignment for security, security interest, encumbrance, lien or charge of any kind, whether voluntarily incurred or arising by operation of Law, by statute, by contract, or otherwise, affecting any Property, including any agreement to grant any of the foregoing, any conditional sale or other title retention agreement, any lease in the nature of a security interest, and/or the filing of or agreement to give any financing statement (other than a precautionary financing statement with respect to a lease that is not in the nature of a security interest) under the UCC or comparable Law of any jurisdiction as in effect on the date hereof with respect to any Property.

        "LSI" means LSI Plate, a California general partnership.

        "New CF&I" means New CF&I, Inc., a Delaware corporation.

        "New CF&I Security Agreement" means (i) the Security Agreements dated as of July 15, 2002, by New CF&I, as grantor, in favor of the Trustee and (ii) any and all filings related thereto.

        "Note Collateral" has the meaning set forth in Section 2.1(b).

        "Note Documents" means the Indenture, the Note Security Documents and all guarantees, documents, agreements, instruments and certificates now or hereafter executed and delivered in connection with the Indenture and the Note Security Documents, except as released pursuant to or in accordance with the Indenture.

        "Note Guarantors" means CF&I and New CF&I.

        "Note Obligations" means, collectively, at any time all debts, liabilities and obligations of the Company and the Note Guarantors, whether now or hereafter existing, arising pursuant to the terms of the Note Documents at such time.

        "Note Security Agreements" means the security agreements executed pursuant to and in connection with the Indenture, including the OSM Security Agreements, the New CF&I Security Agreement and the CF&I Security Agreements.

        "Note Security Documents" means, collectively, any and all documents executed in connection with the Indenture or in furtherance thereof, pursuant to which the Company, and the Note Guarantors or their Domestic Subsidiaries grant to the Noteholders (whether through the Trustee or otherwise) a Lien on the Note Collateral, including, without limitation, the Note Security Agreements as the same may be amended, modified or supplemented from time to time to the extent, and only to the extent, that such amendment, modification or supplement is permitted by the Indenture.

        "Noteholders" means the holders from time to time of the Notes and each of their respective successors, transferees or assigns.

        "Noteholders' Lien" means a Lien now or hereafter granted to, or obtained by, the Noteholders or the Trustee for the benefit of the Noteholders on any Note Collateral, as security for the payment of any Note Obligations.

        "Notes" has the meaning set forth in the Recitals.

        "Oregon Feralloy" means Oregon Feralloy Partners, an Oregon general partnership.

        "OSM Property" means any and all Property of the Company and each of its Domestic Subsidiaries, or rights, title or interests of the Company or such Domestic Subsidiary in Property, howsoever arising, acquired or obtained, whether now or hereafter existing, whether tangible or intangible, whether real or personal, and wherever located.

        "OSM Real Property" means (i) all freehold real and immovable property now owned or hereafter acquired by the Company and each of its Domestic Subsidiaries that is a party to a mortgage or a deed of trust delivered pursuant to the Indenture, together with all buildings, erections, improvements and fixtures now or hereafter constructed or placed thereon or used in connection therewith, and (ii) all leasehold real property now or hereafter leased by the Company or such Domestic Subsidiary, together with all buildings, erections, improvements and fixtures now or hereafter constructed or placed thereon or used in connection therewith that is subject to the Noteholders' Lien.

        "OSM Security Agreements" means (i) the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of July 15, 2002, by and among the Company, as grantor, to Commonwealth Land Title Insurance Company, as trustee, for the benefit of the Trustee, as beneficiary, (ii) the Deed of Trust, Assignment of Rents and Leases, Security Agreement and Fixture Filing, dated as of July 15, 2002, by and among the Company, as grantor, to Transnation Title Insurance Company, as trustee, for the benefit of the Trustee, as beneficiary, (iii) the Security Agreement, dated as of July 15, 2002, by and among the Company, as grantor, in favor of the Trustee, and (iv) in each case, any and all fixture filings and other filings related thereto.

        "Patent" or "Patents" means one or all of the following now owned or hereafter acquired by the Company or its Domestic Subsidiaries or in which the Company or its Domestic Subsidiaries now has or hereafter acquires any rights, including, without limitation, pursuant to any Patent License, and wherever located: (a) all letters patent of the United States or any other country and all applications for letters patent of the United States or any other country, (b) all reissues, renewals, reexaminations, continuations, continuations-in-part, divisions, and extensions of any of the foregoing, (c) all inventions claimed and disclosed in the Patents and any and all trade secrets and know-how related thereto, and (d) all proceeds of the foregoing, including licenses, royalties, income, payment claims, damages and proceeds of suit and the right to sue for any past, present or future infringements of any of the foregoing.

        "Patent License" means any agreement (whether written or verbal) granting any right to make, use, sell and/or practice any invention or discovery that is the subject matter of a Patent now owned or hereafter acquired by the Company or its Domestic Subsidiaries or in which the Company or its Domestic Subsidiaries now has or hereafter acquires any rights.

        "Person" means any entity, whether an individual, trustee, corporation, general partnership, limited partnership, joint stock company, trust, estate, unincorporated organization, business association, tribe, firm, joint venture, Governmental Agency, or otherwise.

        "Proceeds" means "Proceeds," as such term is defined in the UCC and, in any event, shall include, without limitation, (a) any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to either the Trustee or the Revolver Agent or the Company or any of its Domestic Subsidiaries that is a party to a Security Document from time to time with respect to any of the Collateral, (b) any and all payments (in any form whatsoever) made or due and payable to the Company or such Domestic Subsidiary from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Agency (or any Person acting under color of governmental authority) and (c) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.

        "Property" means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

        "Remedial Action" means any claim, proceeding or action to foreclose upon, take possession or control of, sell, lease or otherwise dispose of or in any other manner realize, take steps to realize or seek to realize upon, the whole or any part of any OSM Property, whether pursuant to the UCC, by foreclosure, by setoff, by self-help repossession, by notification to account debtors, by deed in lieu of foreclosure, by exercise of power of sale, by judicial action or otherwise, or the exercise of any other remedies with respect to any OSM Property available under any of the Security Documents, or under applicable Law.

        "Revolver Agent" means Textron in its capacity as agent for the Revolver Lenders under the Revolver Credit Agreement and not in its individual capacity, any successor agent to Textron under the

Revolver Credit Agreement and any other agent, trustee or representative of the Revolver Lenders serving in such capacity from time to time and, if there is no such agent, trustee or representative, "Revolver Agent" means, collectively, the Revolver Lenders.

        "Revolver Collateral" has the meaning set forth in Section 2.1(a).

        "Revolver Credit Agreement" means (a) the Credit Agreement, dated as of July 12, 2002, among the Company, New CF&I, CF&I, CWR, GMAC Business Credit LLC, as Co-Managing Agent, and Textron, as Agent, as such agreement may be amended, amended and restated, renewed, extended, restructured, supplemented, or otherwise modified from time to time; and (b) any credit agreement, loan agreement, note purchase agreement, indenture or other agreement, document or instrument refinancing, refunding or otherwise replacing the Revolver Credit Agreement, or any other agreement deemed a Revolver Credit Agreement under clause (a) or (b) hereof, whether or not with the same agent, trustee, representative lenders or holders and, subject to the provisions of the next succeeding sentence, irrespective of any change in the terms and conditions thereof; provided, that, any such agreement, document or instrument effecting any such refunding, refinancing or replacement expressly provides that it is deemed to be a "Revolver Credit Agreement" hereunder and that the lenders thereunder and their agent(s), if any, shall be bound by the terms hereof. Without limiting the generality of the foregoing, the term "Revolver Credit Agreement" shall include any amendment, amendment and restatement, renewal, extension, restructuring, supplement or modification to any Revolver Credit Agreement and all refundings, refinancings and replacements of any Revolver Credit Agreement including any agreement (i) extending the maturity of any Revolver Obligations; (ii) adding or deleting issuers, borrowers or guarantors thereunder; (iii) increasing the amount of Revolver Obligations incurred thereunder or available to be borrowed thereunder; or (iv) otherwise altering the terms and conditions thereof; provided, that any such agreement, document or instrument effecting any such refunding, refinancing or replacement expressly provides that it is deemed to be a "Revolver Credit Agreement" hereunder and that the lenders thereunder and their agent(s), if any, shall be bound by the terms hereof.

        "Revolver Credit Documents" means the Revolver Credit Agreement, the Revolver Security Documents, and all guarantees, documents, agreements, instruments and certificates now or hereafter executed and delivered in connection with the Revolver Credit Agreement, except as released pursuant to or in accordance with the Revolver Credit Agreement.

        "Revolver Lenders" means, collectively, the holders from time to time of the Revolver Obligations.

        "Revolver Lenders' Lien" means a Lien now or hereafter granted to, or obtained by, the Revolver Lenders or the Revolver Agent for the benefit of the Revolver Lenders on any Revolver Collateral as security for the payment and performance of any Revolver Obligations.

        "Revolver Obligations" means, collectively, at any time, all debts, liabilities and obligations of the Company or its Domestic Subsidiaries, whether now or hereafter existing, incurred in connection with the Revolver Credit Documents at such time.

        "Revolver Security Documents" means, collectively, any and all documents executed in connection with the Revolver Credit Agreement or in furtherance thereof, pursuant to which the Company or its Domestic Subsidiaries grants to the Revolver Lenders (whether through the Revolver Agent or otherwise) a Lien on the Revolver Collateral, as the same may be amended, modified, supplemented or acknowledged from time to time to the extent, and only to the extent, that such amendment, modification, supplement or acknowledgment is permitted by the Revolver Credit Agreement.

        "Security Documents" means, collectively, the Revolver Security Documents and the Note Security Documents.

        "Subsidiary" means any Person of which at least a majority of the capital stock or other ownership interest having ordinary voting power for the election of directors or other governing body of said Person is owned by OSM, directly or through one or more other Subsidiaries.

        "Trustee" has the meaning set forth in the introductory paragraph.

        "Trademark" or "Trademarks" means, as used by the Company or its Domestic Subsidiaries, (a) all registered and unregistered trademarks, trade names, corporate names, business names, fictitious business names, internet domain names, trade styles, service marks, logos, slogans, certification marks, collective marks and other source or business identifiers, designs and general intangibles of a like nature and the goodwill associated therewith, all registrations and recordings thereof, and all applications in connection therewith, whether in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof, or otherwise, (b) all renewals or extensions thereof, and (c) the right to sue for past, present and future infringement or dilution of any of the foregoing or for any injury to goodwill, and all proceeds of the foregoing, including licenses, royalties, income, payments, claims damages and proceeds of suit.

        "Trademark License" means any agreement (whether written or verbal) granting any right to use any Trademark or Trademark registration now owned or hereafter acquired by the Company or its Domestic Subsidiaries or in which the Company or its Domestic Subsidiaries now has or hereafter acquires any rights.

        "UCC" means the Uniform Commercial Code as in effect from time to time in the State of New York, or, when the context implies, the Uniform Commercial Code as in effect from time to time in any other applicable jurisdiction.

        2.    Priority of Liens; Remedial Actions; Other Agreements.

          2.1    Priority of Liens.    The Revolver Lenders' Liens and the Noteholders' Liens shall, as between the Revolver Lenders and the Noteholders, have the following priorities:

            (a)  The Revolver Lenders' Liens in all that OSM Property set forth and described on Schedule A hereto (the "Revolver Collateral") shall be first priority Liens in such Property, and the Trustee and Noteholders shall have no security interest therein or Lien thereon.

            (b)  The Noteholders' Liens in all that OSM Property set forth and described on Schedule B hereto (the "Note Collateral") shall be first priority Liens in such Property, and the Revolver Agent shall have no security interest therein or Lien thereon.

  The foregoing provisions shall be effective at all times during the term of this Agreement, notwithstanding: (i) the initiation of any bankruptcy, moratorium, reorganization or other solvency proceeding with respect to the Company or its Domestic Subsidiaries or the grantor or pledgor of any Collateral; (ii) the priorities which would otherwise result from the order of creation, attachment or perfection of any such Lien; (iii) the taking of possession of any of the OSM Property by the Revolver Agent, the Trustee, any Revolver Lender or any Noteholder; (iv) the filing of any financing statement or the recording of any mortgage or other instrument in any recording office; (v) the order in which any of the Revolver Obligations or the Note Obligations are created; (vi) whether any such Lien is now perfected, hereafter ceases to be perfected, is avoidable by any bankruptcy trustee or otherwise is set aside invalidated or lapses; or (vii) any other matter whatsoever; and shall continue in full force and effect unless and until this Agreement shall have terminated in accordance with Section 4 hereof.

          2.2    Remedial Actions.    Unless and until this Agreement shall have been terminated in accordance with Section 4 hereof, the Revolver Agent and the Trustee shall have the right, as between themselves, to take or fail to take Remedial Actions with respect to any Collateral as follows:

            (a)  The Revolver Agent shall have the sole and exclusive right to take or fail to take any Remedial Action with respect to the Revolver Collateral as provided in the Revolver Security Documents or under applicable Law in any manner deemed appropriate by the Revolver Agent or the Revolver Lenders in its or their sole discretion, and neither the Trustee nor any Noteholder shall take any Remedial Action with respect to the Revolver Collateral without the prior written consent of the Revolver Agent;

            (b)  The Trustee shall have the sole and exclusive right to take or fail to take any Remedial Action with respect to the Note Collateral as provided in the Note Security Documents or under applicable Law in any manner deemed appropriate by the Trustee or the Noteholders in its or their sole discretion, and neither the Revolver Agent nor any Revolver Lender shall take any Remedial Action with respect to the Note Collateral without the prior written consent of the Trustee;

            (c)  The Revolver Agent shall have the sole and exclusive right to adjust settlement of, and collect the Proceeds of, any and all insurance insuring the Revolver Collateral; any such Proceeds received shall be promptly distributed in accordance with Section 2.3 hereof; and

            (d)  The Trustee shall have the sole and exclusive right to adjust settlement of, and collect the Proceeds of, any and all insurance insuring the Note Collateral; any such Proceeds received shall be promptly distributed in accordance with Section 2.3 hereof.

  Notwithstanding the foregoing, nothing contained in this Section 2.2 shall prohibit the Revolver Agent, the Revolver Lenders, the Trustee or the Noteholders from filing a proof of claim in any case involving the Company or any of its Domestic Subsidiaries, as debtor, under Title 11 of the United States Code, as amended, nor from intervening or participating in any other judicial proceeding to the extent necessary to establish or preserve its interests, subject in each case to the provisions of this Agreement.

          2.3    Priority on Distribution of Proceeds of Collateral.    In the event of:

            (a)  any distribution of any OSM Property upon the bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of the obligations and indebtedness of the Company or any of its Domestic Subsidiaries that is a party to a Security Document, or the application of any OSM Property to the payment thereof;

            (b)  any distribution of the OSM Property upon the liquidation or dissolution of the Company or any Domestic Subsidiary of the Company that is a party to a Security Document, or the winding up of the assets or business of the Company or any such Subsidiary of the Company;

            (c)  any realization by any of the Revolver Agent, the Trustee, the Revolver Lenders or the Noteholders with respect to the Revolver Lenders' Liens or the Noteholders' Liens, respectively, whether through a Remedial Action or otherwise; or

            (d)  any Disposition of any OSM Property, to the extent that any part of the proceeds of such Disposition are required to be applied to any of the Revolver Obligations or the Note Obligations or held by the Revolver Agent or the Trustee in accordance with the provisions of the Revolver Credit Documents, the Note Documents, or the provisions of this Agreement;

  then, in any such event, as between the Revolver Lenders and the Noteholders (i) all of the Revolver Collateral and any Proceeds thereof so distributed, applied or realized upon shall be distributed or paid to (or retained by) the Revolver Agent for application to the Revolver Obligations to the extent of the Revolver Lenders' Liens therein and (ii) all of the Note Collateral and any Proceeds thereof distributed, applied or realized upon shall be distributed or paid to (or retained by) the Trustee for application to the Note Obligations to the extent of the Noteholders' Liens therein. Any amounts paid to the Revolver Agent and the Trustee shall be allocated to the Revolver Lenders and the Noteholders, respectively, in accordance with the terms of the Revolver Credit Documents and the Note Documents, respectively.

          2.4    Parties to Hold Proceeds in Trust.    In the event that:

            (a)  the Revolver Agent or any Revolver Lender obtains possession of any of the Note Collateral or receives any Proceeds from any Remedial Action with respect to Note Collateral or any Disposition of Note Collateral described in Section 2.3 hereof at any time prior to payment in full of all Note Obligations; or

            (b)  the Trustee or any Noteholder obtains possession of any of the Revolver Collateral or receives any Proceeds from any Remedial Action with respect to Revolver Collateral or Disposition of Revolver Collateral described in Section 2.3 at any time prior to payment in full of all Revolver Obligations;

  then, in any such event, the party receiving such Proceeds shall (unless otherwise provided by Law) hold the same in trust for the party entitled to receive the same and as soon as reasonably practicable after it shall have obtained actual knowledge thereof notify and pay over the same to the Revolver Agent for application to the Revolver Obligations (in the case of clause (b)) and to the Trustee for application to the Note Obligations (in the case of clause (a)).

          2.5    Payment Invalidated.    In the event that any of the Revolver Obligations or Note Obligations shall be paid in full in cash and subsequently, for whatever reason (including but not limited to, an order or judgment for disgorgement of a preference under Title 11 of the United States Code, or any similar Law, or the settlement of any claim in respect thereof), such formerly paid or satisfied Revolver Obligations or Note Obligations become unpaid or unsatisfied, the terms and conditions of this Agreement shall be reinstated, notwithstanding any prior termination of this Agreement pursuant to Section 4, and all provisions of this Agreement shall again be operative until either the Revolver Obligations or the Note Obligations are paid in full in cash and this Agreement is then terminated pursuant to Section 4.

          2.6    Notice of Acceleration; Notice of Remedial Action.

            (a)  The Revolver Agent agrees to deliver to the Trustee (i) prompt written notice of the acceleration of the Revolver Obligations pursuant to the Revolver Credit Documents (such notice to be provided in the same manner and substantially contemporaneously with any notice provided to the Company) and (ii) written notice as soon as practicable after the Revolver Agent shall have first commenced Remedial Action with respect to Revolver Collateral; and

            (b)  The Trustee agrees to deliver to the Revolver Agent (i) prompt written notice of the acceleration of the Note Obligations pursuant to the Note Documents (such notice to be provided in the same manner and substantially contemporaneously with any notice provided to the Company) and (ii) written notice as soon as practicable after the Trustee shall have first commenced Remedial Action with respect to Note Collateral.

          2.7    Contesting Liens.    The Revolver Agent, for itself and on behalf of the Revolver Lenders, agrees that it shall not contest the validity, perfection, priority or enforceability of any Noteholders' Lien in Note Collateral so long as such Lien is purported to be effective under the Security Document pursuant to which such Lien was purported to have been created or granted. The Trustee on behalf of itself and on behalf of the Noteholders agrees that it shall not contest the validity, perfection, priority or enforceability of any Revolver Lenders' Lien in Revolver Collateral so long as such Lien is purported to be effective under the Security Document pursuant to which such Lien was purported to have been created or granted.

          2.8    Further Assurances.    From time to time during the term hereof, each of the Revolver Agent and the Trustee, at the reasonable request of the other and solely at the Company's expense, shall execute and deliver such other documents and instruments and take such other actions, as shall reasonably be necessary to carry out the intentions or to facilitate the performance of this Agreement including, without limitation, in connection with any Remedial Action of which such Person has received notice in accordance with the terms hereof.

          2.9    Access to Collateral.    (a) Each of the Revolver Agent and the Trustee agrees to allow the other and its respective agents and employees reasonable access, subject to the conditions set forth in Sections 2.9(b)-(f), to any OSM Property in its possession or under its control, including, without limitation, any OSM Real Property and any customer lists, software, data bases, business records data and other books and records of the Company, New CF&I, CF&I and CWR pertaining to any of the Collateral, for the purposes of any Remedial Action then permitted by both this Agreement and the relevant Security Documents; the Company, on its behalf and on behalf of any of its Domestic Subsidiaries which is a party to any Security Documents, by acknowledging receipt of this Agreement consents to such access.

          (b)  In the event that any action has been taken to enforce the rights of the Noteholders or the Trustee with respect to the Note Collateral and the Trustee has obtained possession and control of any or all of the Note Collateral pursuant to the Note Security Documents, upon reasonable notice to the Trustee by the Revolver Agent, the Trustee shall, to the extent permitted by applicable Law, permit the Revolver Agent, its employees, agents, advisers and representatives, at the Revolver Agent's sole cost, expense, liability and risk, to enter upon the Note Collateral for purposes of (i) assembling the Revolver Collateral located on such Note Collateral, (ii) selling any or all of the Revolver Collateral located on such Note Collateral, whether in bulk, in lots or to retail customers in the ordinary course of business or otherwise, (iii) removing any or all of the Revolver Collateral located on such Note Collateral, and/or (iv) taking reasonable actions to protect, secure, and otherwise enforce the rights of the Revolver Agent in and to the Revolver Collateral.

          If the Revolver Agent elects to enter upon the Note Collateral as aforesaid, all actions taken by the Revolver Agent or its employees, agents, advisors and representatives pursuant to this Section 2.9(b) shall be taken in an efficient and workmanlike manner and in accordance with applicable Law. The Revolver Agent shall compensate the Trustee in cash (which may be paid by wire transfer) for any damage to the Note Collateral caused by such assembling, selling, removing, protecting and/or securing of such Revolver Collateral, and shall pay the Trustee in cash (which may be paid by check or wire transfer), within 15 days after demand, for all the direct costs and incremental costs of the Trustee related to the provision and supervision of such access to the Note Collateral and the assembling, selling, removing, protecting and/or securing the Revolver Collateral. Upon not less than 35 days' prior written notice from the Trustee requesting that the Revolver Collateral be removed from the Note Collateral, the Revolver Agent shall at its sole cost, expense, liability and risk either remove the Revolver Collateral from the Note Collateral by the later of (i) the last day of the 120 day period referred to in Section 2.9(f) below and (ii) the 35th day after Revolver Agent's receipt of such written notice, or pay, for any periods after such later day, the Trustee reasonable storage costs as provided in such notice. It is hereby understood that the payment of storage costs to the Trustee hereunder is intended to compensate the Trustee for their actual out-of-pocket costs, and the term "reasonable storage costs" shall include only the actual out-of-pocket costs incurred by the Trustee in connection with the storage of the Revolver Collateral on the site of the Note Collateral.

          (c)  Nothing in this Section 2.9 shall prevent the Trustee from entering into a contract of sale, transfer or other disposition of, or otherwise foreclosing on, any of the Note Collateral so long as such contract provides, or such foreclosure is subject to providing the Revolver Agent with the same access to such Collateral (including the execution and delivery of any agreements between third parties and the Revolver Agent to preserve the Revolver Agent's or any Revolver Lender's access to the Revolver Collateral during the period described in clause (f) below) as provided by this Section 2.9. Nothing in this Section 2.9 shall prevent the Revolver Agent from entering into a contract of sale, transfer or other disposition of, or otherwise foreclosing on, any of the Revolver Collateral so long as such contract provides, or such foreclosure is subject to providing the Trustee with the same access to such Collateral (including the execution and delivery of any agreements between third parties and the Trustee) to preserve the Trustee's access to the Note Collateral during the period provided by this Section 2.9.

          (d)  The Trustee agrees that it shall not take any action, legal, contractual or otherwise to, or commence any legal proceeding to, prevent the Revolver Agent's access to the Note Collateral as provided in this Section 2.9 or the Revolver Agent's non-exclusive use of any Patents, Patent Licenses or General Intangibles necessary or desirable to dispose of Revolver Collateral, to the extent that the Company and the Note Guarantors have granted the Revolver Agent the right to use any such property for such purpose.

          (e)  The Revolver Agent agrees that it shall not take any action, legal, contractual or otherwise to, or commence any legal proceeding to, prevent the Trustee's access to the Revolver Collateral as provided in this Section 2.9 or the Trustee's non-exclusive use of any Patents, Patent Licenses or General Intangibles necessary or desirable to dispose of Note Collateral, to the extent that the Company and the Note Guarantors have granted the Trustee the right to do so.

          (f)    Notwithstanding anything to the contrary in this Agreement, (i) the access to the Note Collateral by the Revolver Agent shall be permitted for a period not to exceed (x) 120 days from the date the Revolver Agent takes any Remedial Action or receives notice from the Trustee that the Trustee has taken or intends to take any Remedial Action or (y) such shorter period as is necessary for the Revolver Agent to sell or remove such Revolver Collateral from the OSM Real Property in which the Trustee is purported to have a Lien and complete the Revolver Agent's exercise of remedies in respect thereof.

          2.10    Trademark Licenses.    (a) The Trustee consents to the granting by the Company to the Revolver Agent of a nonexclusive license to use each Trademark of the Company solely for the purpose of permitting the Revolver Agent and the Company to sell the Revolver Collateral in accordance with Section 2.9. Such license and such right shall be world-wide and royalty free.

          (b)  The Revolver Agent consents to the granting by the Company to the Trustee of a nonexclusive license to use each Trademark of the Company to enable the Trustee to remove and realize on the Note Collateral. Such license and such right shall be world-wide and royalty free.

          (c)  The Trustee and the Revolver Agent each agree to cooperate with each other as reasonably requested to facilitate the realization upon Revolver Collateral by the Revolver Agent and the realization upon the Note Collateral by the Trustee, including without limitation by granting each other licenses in intellectual property constituting Revolver Collateral or Note Collateral, as the case may be.

        3.    Reliance, Waivers, Etc.

          3.1    Creation of Future Obligations.    (a) Subject to Section 6.2, all of the Revolver Obligations shall be deemed to have been funded by the Revolver Lenders and incurred by the Company, New CF&I, CF&I and CWR in reliance upon this Agreement, and the Trustee and each Noteholder expressly waive notice to the Trustee or any Noteholder of the acceptance of the agreements set forth herein, notice of reliance on such agreements and notice of the creation of any of the Revolver Obligations after the date hereof, and agree that the Revolver Lenders shall be entitled to rely upon the agreements set forth herein at all times in creating the Revolver Obligations.

          (b)  Subject to Section 6.2, all of the Note Obligations shall be deemed to have been funded by the Noteholders and incurred by the Company and the Note Guarantors in reliance upon this Agreement, and the Revolver Agent and each Revolver Lender expressly waive notice to the Revolver Agent or any Revolver Lender of the acceptance of the agreements set forth herein, notice of reliance on such agreements and notice of the creation of any of the Note Obligations after the date hereof and agree that the Noteholders shall be entitled to rely upon the agreements set forth herein at all times in creating the Note Obligations.

          3.2    Responsibility for Credit Decisions; No Duty to Inform Other Parties.    (a) The Trustee has, independently and without reliance on the Revolver Agent, any Revolver Lender or the directors, officers, agents, employees or attorneys of any thereof, and instead in reliance upon information supplied to it on behalf of the Company and upon such other information as it has deemed appropriate (including, without limitation, all such information as it deemed advisable with respect to the Company's compliance or non-compliance with any environmental Laws), made its own independent decision to enter into the Note Documents and to serve as Trustee thereunder, and the Trustee shall, for itself and on behalf of the Noteholders, independently and without reliance upon the Revolver Agent, any Revolver Lender or the directors, officers, agents, employees or attorneys of any thereof, continue to make its own independent analysis and decisions in acting or not acting under the Note Documents.

          (b)  The Revolver Agent has, independently and without reliance on the Trustee, any Noteholder or the directors, officers, agents, employees or attorneys of any thereof, and instead in reliance upon information supplied to it on behalf of the Company and upon such other information as it has deemed appropriate (including, without limitation, all such information as it deemed advisable with respect to the Company's compliance or non-compliance with any environmental Laws), made its own independent decision to enter into the Revolver Credit Documents and to serve as the Revolver Agent thereunder, and the Revolver Agent shall, for itself and on behalf of the Revolver Lenders, independently and without reliance upon the Trustee, any Noteholder or the directors, officers, agents, employees or attorneys of any thereof, continue to make its own independent analysis and decisions in acting or not acting under the Revolver Credit Documents.

          (c)  Neither the Revolver Agent nor any Revolver Lender shall have any present or future duty or responsibility to the Trustee or any Noteholder to advise the Trustee or any Noteholder of information known to the Revolver Agent or any Revolver Lender regarding the financial condition of the Company or of any circumstances bearing upon the risk of nonpayment of the Revolver Obligations or the Note Obligations and the Trustee, and each Noteholder acknowledges that neither the Revolver Agent nor any Revolver Lender has made any representations or warranties to the Trustee or any Noteholder with respect to the due execution, delivery, validity or enforceability of the Revolver Credit Documents, the validity or perfection of the Revolver Lenders' Liens, the validity or enforceability of the Revolver Obligations, the existence, condition or value of any of the Revolver Collateral or as to any other matter whatsoever. If, notwithstanding the foregoing, any such information is conveyed by the Revolver Agent or any

  Revolver Lender to the Trustee or any Noteholder, neither the Revolver Agent nor any Revolver Lender shall have any responsibility to the Trustee or any Noteholder for the accuracy or completeness of any such information, nor any continuing duty or responsibility to advise the Trustee or any Noteholder of any inaccuracy in such information that is subsequently discovered, or of any updated or subsequent information, whether or not of like kind.

          (d)  Neither the Trustee nor any Noteholder shall have any present or future duty or responsibility to the Revolver Agent or any Revolver Lender to advise the Revolver Agent or any Revolver Lender of information known to the Trustee or any Noteholder regarding the financial condition of the Company or of any circumstances bearing upon the risk of nonpayment of the Note Obligations or the Revolver Obligations and the Revolver Agent on behalf of itself and each Revolver Lender acknowledges that neither the Trustee nor any Noteholder has made any representations or warranties to the Revolver Agent or any Revolver Lender with respect to the due execution, delivery, validity or enforceability of the Note Documents, the validity or perfection of the Noteholders' Liens, the validity or enforceability of the Note Obligations, the existence, condition or value of any of the Note Collateral or as to any other matter whatsoever. If, notwithstanding the foregoing, any such information is conveyed by the Trustee or any Noteholder to the Revolver Agent or any Revolver Lender, neither the Trustee nor any Noteholder shall have any responsibility to the Revolver Agent or any Revolver Lender for the accuracy or completeness of any such information, nor any continuing duty or responsibility to advise the Revolver Agent or any Revolver Lender of any inaccuracy in such information that is subsequently discovered, or of any updated or subsequent information, whether or not of like kind.

          3.3    Order of Enforcement of Remedial Actions.    Subject to all of the terms and conditions of this Agreement, including, without limitation, Section 2.3 hereof:

            (a)  The Revolver Agent and the Revolver Lenders shall have the right at any and all times to determine the order in which (i) any Remedial Action or other recourse is sought against the Company or any other obligor with respect to the Revolver Obligations, and (ii) any or all of the Revolver Lenders' Liens shall be enforced; and the Trustee, on behalf of itself and each Noteholder, hereby waives any and all rights to require that the Revolver Agent pursue or exhaust any rights or remedies with respect to the Company or any OSM Property prior to exercising its rights and remedies with respect to the Revolver Collateral or in any other manner to require the marshaling of assets or security in connection with the exercise by the Revolver Agent or any Revolver Lender of any Remedial Action with respect to the Revolver Obligations and the Revolver Collateral.

            (b)  The Trustee and the Noteholders shall have the right at any and all times to determine the order in which (i) any Remedial Action or other recourse is sought against the Company or any other obligor with respect to the Note Obligations, and (ii) any or all of the Noteholders' Liens shall be enforced; and the Revolver Agent, on behalf of itself and the Revolver Lenders, hereby waives any and all rights to require that the Trustee pursue or exhaust any rights or remedies with respect to the Company or any OSM Property prior to exercising its rights and remedies with respect to Note Collateral or in any other manner to require the marshaling of assets or security in connection with the exercise by the Trustee or any Noteholder of any Remedial Action with respect to the Note Obligations and the Note Collateral.

          3.4    Waiver of Liability for Actions Taken with Respect to Obligations and Collateral.    (a) Except as provided in Section 2.9, neither the Revolver Agent nor any Revolver Lender shall have any liability to the Trustee or any Noteholder for, and the Trustee, on behalf of itself and each Noteholder, hereby waives to the extent permitted by applicable Law any claim, right, action or cause of action which it may now or hereafter have against the Revolver Agent or any Revolver

  Lender (including, without limitation, any and all claims, rights, actions or causes of action that the Trustee or any Noteholder may otherwise have against the Agent or any Revolver Lender) arising out of, any and all actions which any Revolver Lender or the Revolver Agent, in good faith, takes or omits to take with respect to the Revolver Obligations, any obligor with respect to the Revolver Obligations or any Revolver Collateral, including, without limitation, actions with respect to: the creation, perfection or continuation of Liens with respect to any Revolver Collateral; any Remedial Action or Disposition of any Revolver Collateral; the release of any Revolver Collateral; the custody, valuation, protection, preservation, use or depreciation of any Revolver Collateral; the realizing upon or failure to realize upon any Revolver Collateral; or the collection of the Revolver Obligations. To the extent that any of the foregoing waivers is not permitted by applicable Law, the Trustee agrees that the applicable standard by which any non-waivable rights, duties or claims are to be measured shall be that neither the Revolver Agent nor any Revolver Lender shall have any liability or responsibility to the Trustee or to any Noteholders for any actions or omissions other than actions or omissions constituting gross negligence or willful misconduct.

          (b)  Neither the Trustee nor any Noteholder shall have any liability to the Revolver Agent or the Revolver Lenders for, and the Revolver Agent, on behalf of itself and each Revolver Lender, hereby waives any claim, right, action or cause of action which it may now or hereafter have against the Trustee or any Noteholder (including, without limitation, any and all claims, rights, actions or causes of action that the Revolver Agent or any Revolver Lender may otherwise have against the Trustee or any Noteholder) arising out of, any and all actions which the Trustee or any Noteholder, in good faith, takes or omits to take with respect to the Note Obligations, any obligor with respect to the Note Obligations or any Note Collateral, including, without limitation, actions with respect to: the creation, perfection or continuation of Liens with respect to any Note Collateral; any Remedial Action or Disposition of any Note Collateral; the release of any Note Collateral; the custody, valuation, protection, preservation, use or depreciation of any Note Collateral; the realizing upon or failure to realize upon any Note Collateral; or the collection of the Note Obligations. To the extent that any of the foregoing waivers is not permitted by applicable Law, the Revolver Agent agrees that the applicable standard by which any non-waivable rights, duties or claims are to be measured shall be that neither the Trustee nor any Noteholder shall have any liability or responsibility to the Revolver Agent or to any Revolver Lender for any actions or omissions other than actions or omissions constituting gross negligence or willful misconduct.

        4.    Term.    This Agreement shall be irrevocable and shall remain in full force and effect until (i) all of the letters of credit issued pursuant to the Revolver Credit Agreement have been terminated or cash collateralized and the loans, notes and unpaid letter of credit drawings, together with interest, fees and all other Revolver Obligations incurred thereunder are paid in full in cash and, all obligations to extend further advances pursuant to the Revolver Credit Agreement have been terminated, subject to Section 2.5 hereof or (ii) the Notes, together with interest, fees and all other Note Obligations incurred under the Indenture are paid in full in cash and all obligations pursuant to the Indenture have been terminated, subject to Section 2.5 hereof; provided, however, that as set forth in Sections 2.9, 2.10(a) and 2.10(b), the rights of the Revolver Agent pursuant to Sections 2.9 and 2.10 and the rights of the Trustee pursuant to Section 2.9 and Section 2.10 shall continue to apply in accordance with the terms thereof notwithstanding any sale of the Revolver Collateral or the Note Collateral, as applicable. At the time of such termination, (a) if such termination occurs pursuant to clause (i) of the preceding sentence, the Revolver Agent, solely at the expense of the Company, shall (x) deliver to the Trustee any Collateral then in its possession unless the Trustee declines or advises the Revolver Agent that possession of such Collateral by the Trustee is not required pursuant to the Note Security Documents and (y) terminate or assign to the Trustee any landlords' agreements, warehouse operators' agreements and similar agreements in favor of the Revolver Agent pertaining to the Collateral; and (b) if such termination occurs pursuant to clause (ii) of the preceding sentence, the Trustee, solely at the expense of the Company, shall (x) deliver to the Revolver Agent any Collateral then in its possession unless the Revolver Agent declines or advises the Trustee that possession of such Collateral by the Revolver Agent is not required pursuant to the Revolver Security Documents and (y) terminate or assign to the Revolver Agent any landlords' agreements, warehouse operators' agreements and similar agreements in favor of the Trustee pertaining to the Collateral; and (c) if such termination occurs pursuant to clauses (i) and (ii) concurrently, then each of the Revolver Agent and the Trustee, solely at the expense of the Company, shall (x) deliver to the Company any Collateral then in the possession of the Revolver Agent and the Trustee, respectively, and (y) terminate any landlords' agreements, warehouse operators' agreements and similar agreements in favor of the Revolver Agent and the Trustee, respectively, pertaining to the Collateral.

        5.    Representations and Warranties.    (a) Each of the Revolver Agent and the Trustee represents and warrants to the other that (i) it has all requisite power and authority to execute, deliver and perform under this Agreement and (ii) the execution, delivery and performance by it of this Agreement have been duly authorized by all requisite corporate or other action;

            (b)  The Revolver Agent represents and warrants that it is a duly organized and validly existing corporation under the laws of the State of Delaware;

            (c)  The Trustee represents and warrants that it is a duly organized and validly existing national banking association; and

            (d)  By its acknowledgment hereof, the Company hereby agrees to pay the reasonable costs and expenses incurred by the Revolver Agent and the Trustee in connection with this Agreement, including, but not limited to the termination or assignment of the Revolver Collateral by the Revolver Agent and the Note Collateral by the Trustee, respectively.

        6.    Miscellaneous.

          6.1    Notices.    Whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon either of the parties by the other, or whenever either of the parties desires to give or serve upon the other any such communication with respect to this Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and either shall be delivered in person with receipt acknowledged, delivered by reputable overnight courier or telecopied and confirmed immediately in writing by a copy mailed by registered or certified mail, return receipt requested, postage prepaid, or mailed by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

    if to the Revolver Agent at:

    Textron Financial Corporation
    Commercial Lending Advisors
    4550 North Point Parkway
    Suite 400
    Alpharetta, GA 30022
    Attention: Eric Hubbard
    Telecopier: (770) 360-1407

    if to the Trustee at:

    U.S. Bank National Association
    101 East Fifth Street
    St. Paul, MN 55101
    Attention: Frank Leslie
    Telecopier: (651) 244-0711

  or at such other address or telecopy number as may be substituted by notice given as herein provided. The giving of any notice required hereunder may be waived in writing by the party entitled to receive such notice. Every notice, demand, request, consent, approval, declaration or other communication hereunder shall be deemed to have been duly given or served on the date on which personally delivered, with receipt acknowledged, on the date of delivery by reputable overnight courier service, on the date of telecopier transmission (so long as electronic confirmation of receipt thereof is received). Failure or delay in delivering copies of any notice, demand, request, consent, approval, declaration or other communication to the persons designated above to receive copies shall in no way adversely affect the effectiveness of such notice, demand, request, consent, approval, declaration or other communication.

          6.2    Entire Agreement; Amendment.    This Agreement constitutes the entire agreement between the Revolver Agent and the Trustee with respect to the subject matter hereof and supersedes all prior negotiations, understandings and agreements between the Revolver Agent and the Trustee in respect of such subject matter, whether written or oral. This Agreement may be amended, modified or supplemented only by a written instrument executed by the Revolver Agent and the Trustee.

          6.3    WAIVER OF JURY TRIAL; CONSENT TO JURISDICTION.    (a) EACH OF THE PARTIES HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS UNDER THIS AGREEMENT.

          (b)  EACH OF THE PARTIES HERETO SUBMITS FOR ITSELF AND ITS PROPERTY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT HEREOF, TO THE NON-EXCLUSIVE GENERAL JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE COURTS OF THE UNITED STATES OF AMERICA FOR THE SOUTHERN DISTRICT OF NEW YORK LOCATED IN NEW YORK COUNTY OF THE STATE OF NEW YORK, AND APPELLATE COURTS FROM ANY THEREOF.

          6.4    Severability.    Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

          6.5    Survival.    The representations and warranties of the parties in this Agreement shall survive the execution, delivery and acceptance hereof by the parties hereto until the termination of this Agreement pursuant to Section 4 hereof but subject to Section 2.5 hereof.

          6.6    Counterparts.    This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same instrument, and either of the parties hereto may execute this Agreement by signing any such counterpart.

          6.7    GOVERNING LAW.    THIS AGREEMENT SHALL BE INTERPRETED, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HERETO DETERMINED, IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN THE STATE OF NEW YORK.

          6.8    Parties.    This Agreement shall be binding upon, and shall inure to the benefit of, the parties hereto, the Revolver Lenders which from time to time are parties to the Revolver Credit Agreement, the Noteholders and their respective successors and assigns.

          6.9    No Third Party Beneficiaries.    Nothing contained in this Agreement shall be deemed to indicate that this Agreement has been entered into for the benefit of the Company or any other Person except for the parties hereto, the Revolver Lenders, the Noteholders and their respective successors and assigns.

          6.10    Legend.    Each of the Revolver Credit Documents and the Note Documents shall be made specifically subject to the terms and conditions of this Agreement.

          6.11    Section Titles.    The Section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

          6.12    Trustee or Revolver Agent not Liable.    (a) In no event shall the Trustee or (except for damages for which the Revolver Agent is required to compensate the Trustee pursuant to Section 2.9(b)), the Revolver Agent be liable for special, punitive, indirect or consequential loss or damage of any kind whatsoever (including but not limited to lost profit), even if the Trustee or the Revolver Agent has been advised of the likelihood of such loss or damage and regardless of the form of action.

          (b)  Neither the Trustee nor the Revolver Agent shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; terrorist acts; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications service; accidents; labor disputes; and acts of civil or military authority or governmental actions.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement has been executed by the undersigned duly authorized signatories of the parties hereto as of the date and year first above written.

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Name: Title:

TEXTRON FINANCIAL CORPORATION, as Revolver Agent

By:
Name: Title:

OREGON STEEL MILLS, INC.

By:
Name: Title:
Acknowledged and Agreed:
NEW CF&I, INC.

By:
Name: Title:

CF&I STEEL, L.P.
By New CF&I, Inc., as General Partner

By:
Name: Title:

COLORADO AND WYOMING RAILWAY COMPANY

By:
Name: Title:

SCHEDULE A

REVOLVER COLLATERAL

        All right, title and interest of the Company, CF&I, New CF&I and CWR (each a "Borrower") in, to and under the following property, whether now owned by or owing to, or hereafter acquired by or arising in favor of such Borrower (including under any trade names, styles or deviations thereof), and whether owned or consigned by or to, or leased from or to, such Borrower, and regardless of where located:

          (a)  all inventory (as defined in the NY UCC) of such Borrower, wherever located, including all Inventory sold by such Borrower which is returned to or repossessed by such Borrower, and all Accessions thereto and Documents therefor (any and all such Inventory, Accessions and Documents being the "Inventory");

          (b)  all (A) Accounts of such Borrower arising from the sale of Inventory or services rendered by such Borrower, (B) Chattel Paper and Instruments evidencing any right to payment for Inventory sold or services rendered by such Borrower, and (C) rights of such Borrower now or hereafter existing in and to all security agreements and guaranties entered into by or on behalf of the Account Debtors and securing or guaranteeing any such Accounts, Chattel Paper and Instruments (any and all such Accounts, Chattel Paper and Instruments being the "Receivables", and any and all such security agreements and guaranties being the "Related Contracts");

          (c)  all books, records, writings, databases and other information (A) evidencing, embodying or listing any Inventory, Receivables or Related Contracts or (B) used in connection with the sale of Inventory or the collection of amounts due under Receivables and Related Contracts;

          (d)  all General Intangibles such as, without limitation, all goodwill, trademarks, trade names, service marks, patents, copyrights, industrial designs, other industrial or intellectual property or rights therein, whether under license or otherwise, payment intangibles, programs, software, software codes, computer systems, customer lists, programming material, books, catalogs and other printed materials, publications, indexes, lists, data and other documents and papers relating thereto, blueprints, designs, charts, and research and development, whether on paper, recorded electronically or otherwise (but excluding any intellectual property or other General Intangibles relating to production, property, plant and equipment, the operation thereof or the production and manufacturing processes) (collectively, the "Intangibles");

          (e)  all investment property (as defined in the NY UCC), including, without limitation, all stock or other equity interests (whether constituting investment property or not) in material subsidiaries (excluding the Camrose Parties, LSI and Feralloy), all securities, whether certificated or uncertificated, security entitlements, securities accounts, bank accounts, Deposit Accounts, cash collateral accounts, commodity contracts and commodity accounts, excluding the Note Collateral Account as defined in the Indenture in which products and Proceeds of Note Collateral may be deposited (collectively, the "Investment Property");

          (f)    all supporting obligations (as defined in the NY UCC) related to the property described above, including without limitation, letters of credit and guaranties issued in support of Accounts (collectively, the "Supporting Obligations"), and all Instruments evidencing intercompany indebtedness; and

          (g)  all other related personal property and products, offspring, rents, issues, profits, returns, income and Proceeds of and from any and all of the foregoing Revolver Collateral (including Proceeds which constitute property of the types described in (but not excluded from) clauses (a) through (f) above), Proceeds deposited from time to time in any lock box or blocked account, and, to the extent not otherwise included, all payments under insurance with respect to any of the foregoing Revolver Collateral (whether or not the Revolver Agent is the loss payee thereof) (collectively the "Proceeds") (except to the extent such Proceeds are invested in real property and any improvements thereon and machinery and equipment constituting personal property, or other property and assets owned by the Company, CF&I and New CF&I which constitute Note Collateral), or any indemnity, warranty or guaranty, payable by reason of loss or damage to or otherwise with respect to any of the foregoing Revolver Collateral.

        The terms "Account," "Account Debtor", "Accession", "Chattel Paper", "Deposit Accounts", "General Intangibles", "Instruments", "Documents" and "Proceeds" shall have the respective meanings assigned to them in the Uniform Commercial Code in effect in the State of New York on the date hereof and as amended from time to time ("NY UCC") (such terms being defined therein in the lower case).

2

SCHEDULE B

NOTE COLLATERAL

        All of the right, title and interest of the Company, New CF&I and CF&I in, to and under the following property, in each case, whether now owned or existing or hereafter acquired or arising, and wherever located (all of which being hereinafter collectively called the "Note Collateral") (capitalized terms used in this Schedule B shall have the respective meanings set forth in the Note Security Agreements, unless indicated otherwise in this Schedule B):

          (a)    all Chattel Paper;

          (b)    the Note Collateral Account and all Trust Moneys (as such terms are defined in the Indenture), other moneys, securities, certificates, items and other property on deposit therein;

          (c)    all Contracts;

          (d)    all Intellectual Property;

          (e)    all Documents;

          (f)    all Equipment;

          (g)    all Fixtures;

          (h)    all General Intangibles;

          (i)    all Instruments;

          (j)    all Insurance;

          (k)  (i) all other rights to the payment of money, including rents and other sums payable to Grantor under leases, rental agreements and other Chattel Paper and insurance proceeds; (ii) all Collateral Records; (iii) all Collateral Support; (iv) all Supporting Obligations; and (v) all Accessions and additions to, parts and appurtenances of, substitutions for and replacements of any of the foregoing (provided, however, that for the avoidance of doubt, the foregoing clauses (a) through (k) shall not include (A) any property or assets described in (and not excluded from) clauses (i) through (vi) of the definition of "Revolver Collateral" or (B) any Excluded Collateral); and

          (l)    to the extent not otherwise included in the foregoing, all products, offspring, rents, issues, profits, returns, income and Proceeds of and from any and all of the foregoing Note Collateral (including Proceeds which constitute property of the type described in (and not excluded from) clauses (a) through (k) above and all collateral security and guarantees given by any Person with respect to any of the foregoing, and in any event, including, without limitation, any and all (i) proceeds of any insurance (including, without limitation, all Net Proceeds (as defined in the Indenture)), indemnity, warranty or guarantee payable to Trustee or to Grantor from time to time with respect to any of the foregoing Note Collateral, (ii) payments (in any form whatsoever and including, without limitation, all Net Awards (as defined in the Indenture)) made or due and payable to Grantor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the foregoing Note Collateral by any Governmental Authority (or any Person acting under color of a Governmental Authority), (iii) products of the foregoing Note Collateral, and (iv) other amounts from time to time paid or payable under or in connection with any of the foregoing Note Collateral.

QuickLinks

Exhibit 4.6